Exhibit 99.1

June 3, 2012

Board of Directors of Anhui Taiyang Poultry Co., Inc.

In care of Mr. Qiyou Wu

CEO & Chairman of the Board

Anhui Taiyang Poultry Co., Inc.

No 88 Eastern Outer Ring Road

Ningguo City, 242300, China

Phone: 86 56 3430 9999

Fax: 86 56 3430 9977

Re: Resignation from the Board of Directors

亲爱的董事会主席吴先生：

请考虑这封信作为正式通知我辞去安徽太阳禽业有限责任公司（“DUKS.OB”，“DUKSE.OB”，“DUKS.PK”或“公司”）的董事会成员和审计委员会主席一职，并且立即生效。

如你所知，我自三月以来参与了一个新的项目的领导工作。我现在和将来作为本公司董事来充分施展公司目前的治理和管理职责将会十分的有限。自从本公司成为公众公司以来，我还有本公司的审计委员会曾多次要求切实解决公司内部的管控和公司治理。 这些工作包括但不限于以下几个方面：

• 公司贷款和商业惯例

• 审查和审批程序

• 及时和适当的披露

• 中美管理层的整合，以加强内部在两个截然不同的文化和语言背景下的沟通和理解

我很高兴，我们终于在3月里召开了两天的董事会会议，并且已经着手解决这些问题，我感谢主席及董事会全体成员努力促成这件事情。然而，自那时以来，公司管理层在2011年的年度审计中一直无法解决审计中的未尽事宜，从而导致公司没有满足上市的有关要求。所有这些都需要大量的精力和资源，而我却没有这样的时间和精力来继续履行公司董事职责。因此，我请求立刻辞去董事及审核委员会主席之职

我感谢您的理解，并且请求公司按照美国1934年“证券交易法”的相关规定递交一封8-K表格且附上本信件的副本作为附件

此致，

Michael He

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Dear Mr. Chairman Wu:

Please consider this letter as formal notice of my resignation as a member of the Board of Directors and the Audit Committee Chairman of Anhui Taiyang Poultry Co., Inc. (“DUKS.OB”, “DUKSE.OB”, “DUKS.PK”, or the “Company”), effective immediately.

As you know, I have taken on a new role since March time frame this year, and I’ll have very limited bandwidth to be able to fully play a role as a board director of the Company.  Since it went public, I, together with the audit committee of the Company, have repeatedly asked to address several internal control and governance issues, which included but not limited to the following areas:

•	Some lending and business practices
•	Review and approval process
•	Timely and proper disclosure
•	Management integration to enhance internal communication and understanding in two vastly different cultures and languages

I was very glad that we finally had the Board meeting for two days in March to start addressing those issues, and I thanked Chairman and all members of the Board of Directors for putting efforts and making it happen. However since then, the Company management has been unable to close out the open items in the 2011 annual audit, which led to the incompliance of Company’s listing requirement. All those events would require high level of efforts and resources and I cannot continue to serve as a director of the Company with current bandwidth. Accordingly, I resign my position as the director and as Chairman of the Audit Committee, effective immediately.

I thank you for your understanding and ask that you file a copy of this letter as an exhibit in a form 8-K in accordance with the Securities and Exchange Act of 1934.

Very truly yours,

/s/ Michael He